AMENDMENT NO. 1
TO
BURLINGTON RESOURCES INC.
1992 PERFORMANCE SHARE UNIT PLAN

The Burlington Resources Inc. 1992 Performance Share Unit Plan (the “Plan”) is hereby amended as follows:

1.    Section 7.3 of the Plan is amended, effective as of the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among Burlington Resources Inc., ConocoPhillips and Cello Acquisition Corp. (the “Effective Time”), to read as follows:

“7.3  Memorandum Account. The Company shall establish a ledger account (the “Memorandum Account”) for each Participant who has elected to defer a payment pursuant to Section 7.2. Interest shall accrue on the deferred payment to the date of distribution, and shall be credited to the Memorandum Account as of such Valuation Dates as shall be established by the Management Committee. The Management Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Interest Accounts; provided, however, that in no event may the interest rate be less than the Moody’s Long-Term Corporate Bond Yield Average (as it may be adjusted from time to time); and, provided, further, that the Plan may not be amended to reduce or eliminate this minimum rate of interest.”

2.    Section 7.5 of the Plan is amended, effective as of the Effective Time, to read as follows:

“7.5  Payment of Deferred Compensation. Upon retirement, death, Permanent Disability, resignation or termination of employment of a Participant who has elected to defer the payment in respect of any Units, the employer shall pay to such Participant (or to his or her Beneficiary in case of the Participant’s death) in cash the balance credited to his or her Memorandum Account, together with an investment adjustment (determined under Section 7.3) on the outstanding account balance to the date of distribution and subject to approval of the Management Committee (except that following the occurrence of a Change in Control, no such consent shall be required), as follows:

(a)	a lump sum payment; or
(b)	in 60 consecutive substantially equal monthly installments; or
(c)	in 120 consecutive substantially equal monthly installments.
If distributions are to be made in substantially equal installments, the amount of each installment payment shall be determined by dividing (i) the amount credited to the portion of the Participant’s Account to be paid in that form determined as of the valuation date before the applicable installment payment by (ii) the number of installment payments (including the applicable installment) remaining to be paid. Payment of deferred Units shall commence or be made in the month following the month in which the Participant’s retirement, death, Permanent Disability, resignation or termination of employment occurs or any other specified time that is elected by the Participant and acceptable to the Plan Administrator.”

3.    Section 8.10 of the Plan is amended, effective as of January 1, 2005, to read as follows:

“8.10  Termination and Amendment. Subject to Section 8.14 and the limitation set forth in the third sentence of Section 7.3, the Board or the Compensation Committee may from time to time amend, suspend or terminate the Plan, in whole or in part; provided, however, that no such action shall be allowed to impair the right of a Participant to receive payment with respect to Units that have vested as of such date without the consent of such Participant. Subject to Section 8.14 and the limitation set forth in the third sentence of Section 7.3, the Management Committee may amend the Plan, without Board or Compensation Committee approval, to ensure that the Company may obtain any regulatory approval or to accomplish any other reasonable purpose, provided that the amendments do not materially increase the cost of the Plan to the Company and its Subsidiaries, and do not substantially alter the level of benefits under the Plan or expand the classification of employees eligible to participate in the Plan. If the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. If not sooner terminated, this Plan shall terminate on December 31, 1996.”

4.    Section 8 of the Plan is amended, effective as of January 1, 2005, by adding the following new Section 8.14:

“8.14  Preservation of Grandfathering under Code Section 409A. It is intended that any amounts deferred under this Plan qualify under the grandfather provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder so that such deferrals (as adjusted for earnings and losses thereon) are not subject to said Section 409A. No amendments shall be made to this Plan that would cause the loss of such grandfather protection.”